Exhibit 99.1
Important Notice Concerning
the American Axle & Manufacturing, Inc. 401(k) Savings Plans and
Restrictions on Your Ability to Trade Shares of AAM Common Stock
May 29, 2009
This notice is being sent to all executive officers and directors of American Axle & Manufacturing Holdings, Inc. (the “Company”) in accordance with the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”).
1.	This notice is to inform you that the AAM Stock Fund will be discontinued and removed as an investment option under the American Axle & Manufacturing, Inc. Salaried Savings Plan and the American Axle & Manufacturing, Inc. Personal Savings Plan for Hourly-Rate Associates (collectively, the “Plans”). A blackout period for the AAM Stock Fund under the Plans will begin on June 22, 2009 so that the Plans can sell all the common stock of the Company (“AAM Stock”) held in the AAM Stock Fund. The blackout period is expected to end during the week of June 29, 2009. Once the blackout period has ended, all AAM Stock will have been sold and the AAM Stock Fund will be discontinued and removed as an investment option in the Plans.

2.	On May 22, 2009, Plan participants with investments in the AAM Stock Fund were given written notice of the discontinuation of the AAM Stock Fund and the blackout period. During the blackout period, Plan participants will be temporarily unable to (1) transfer interests from the AAM Stock Fund, (2) obtain loans from the Plans if invested in the AAM Stock Fund, or (3) obtain a distribution from the Plan if invested in the AAM Stock Fund. This period, during which participants will be unable to exercise these rights otherwise available under the Plans, is called a “blackout period.”

3.	Under Sarbanes-Oxley, directors and executive officers are prohibited from trading in Company’s stock, subject to certain limited exceptions, for as long as a majority of participants in the Company’s stock plans are not able to purchase or sell stock. Consequently, during the blackout period, you may not directly or indirectly purchase, sell or otherwise acquire or transfer AAM common stock acquired in connection with your service or employment as a director or executive officer of the Company.

4.	As noted in paragraph 1 above, the blackout period will begin on June 22, 2009 and is expected to end during the week of June 29, 2009. The precise date of the end of the blackout period will be determined by Fidelity based on the time Fidelity requires to sell the stock and settle participant accounts. The actual beginning and ending dates of this blackout period will be available for two years after the ending date at the address below. If you have questions about the status of the blackout or this notice, please contact:
Patrick S. Lancaster
Executive Vice President, Chief Administrative Officer & Secretary
American Axle & Manufacturing, Inc.
One Dauch Drive
Detroit, MI 48211-1198
(313) 758-2000
5.	In addition to this Sarbanes-Oxley blackout period, please observe AAM’s regularly scheduled blackout periods that restrict your ability to trade in AAM securities as a matter of Company policy.